Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	CardioNet, Inc.
Marty Galvan
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Reports Third Quarter 2009 Financial Results

CONSHOHOCKEN, Pa., November 6, 2009 (BUSINESS WIRE) — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the third quarter and nine months ended September 30, 2009.

Highlights and Recent Developments

•                  Increased patient volume in the third quarter by 46.8% over the third quarter of 2008

•                  Monitored over 260,000 patients nationally since the Company’s inception

•                  Increased revenue to $33.3 million in the third quarter, up 6.8% over the third quarter of 2008

•                  Signed 42 new payor contracts year-to-date, covering approximately 7 million lives and bringing the total number of covered lives to nearly 200 million

•                  Recognized as a Deloitte Fast 50 Company in Philadelphia and Fast 500 Company Nationally

•                  Awarded 15th U.S. Patent which covers Biological Signal Management (12 additional U.S patents are pending; 12 international patents have been issued and 29 are pending)

•                  Rebilled 100% of older net receivables; experienced positive trends in the collection of current receivables

•                  $43 million in cash and no debt as of September 30, 2009

Chairman, President and CEO Commentary

Randy Thurman, Chairman, President and Chief Executive Officer of CardioNet, stated, “In the quarter, CardioNet continued to experience significant growth with patient volume up 47% over the prior year third quarter and 9% over the second quarter of 2009.  This growth demonstrates the positive acceptance by physicians and leading institutions of CardioNet’s MCOTTM technology and the significant benefit brought to cardiac patients.  Practices and institutions are selecting CardioNet’s MCOTTM over the competition citing exceptional customer service, superior clinical reporting and the unparalleled quality of our clinical research.  As a result, physician practices and institutions are selecting CardioNet’s MCOTTM 7 out of 10 times.

“Expanding our patient reports and value-added clinical applications continues to be a successful strategy in improving patient care and in generating demand.  For example, in the second quarter, we introduced SomNetTM, CardioNet’s clinical indicator for sleep disorders, which has been adopted by nearly 8,000 physicians to date.  In the third quarter, we introduced clinical arrhythmia indicator reporting, which enhances the ability of physicians to diagnose and treat patients.  These reporting enhancements, along with our growing library of patents, provide evidence of our commitment to innovation and substantially advancing the field of wireless medicine and improving the monitoring and diagnosis of cardiac patients.

“CardioNet is the only mobile cardiac outpatient telemetry company to have a significant portfolio of clinical evidence supporting the MCOTTM technology.  Included in this portfolio are studies for various applications of the technology including post AF ablation, sleep disorder indicator, neurology and arrhythmia diagnosis.  Physician surveys indicate that our growth and success against competitors is driven in part by our outstanding clinical research, which includes 29 published abstracts or studies.  Physicians have also cited CardioNet’s superior patient reporting and customer service.  Complementing this research-based and strong service-oriented strategy is our expanded sales force which now exceeds 140 trained account executives, the largest sales organization focused on wireless medicine.

“We are very disappointed by the CMS decision for MCOT reimbursement to continue to be carrier priced by Highmark Medicare Services (“HMS”) at $754.  The mobile cardiac outpatient telemetry industry has now served over 400,000 patients nationally, of which 37% were Medicare patients.  The industry provided CMS and HMS substantial data that we strongly believe justifies a significantly higher national rate.  As previously stated, this decision has serious implications for the economic viability of the current CardioNet business model.  CardioNet will continue to work with CMS and HMS to achieve an appropriate national rate.

“Despite the unexpected reimbursement reduction by HMS on July 10, 2009 and the commercial reimbursement trends that we previously disclosed, we believe that CardioNet’s path forward is clear.  First, we remain committed to our sales effort in its key role in driving volume, market share and competitive success.  Second, CardioNet must become more cost efficient and there are a number of current programs and strategies under development to achieve greater efficiencies.  To date, CardioNet has cut costs that we expect to deliver approximately $8 million in expense reductions in 2010.  CardioNet also has a strong cash position which assures us the time and resources to execute on this plan as well as evaluate other strategic options. As we implement these programs, we will ensure that patients and physicians continue to receive the outstanding benefits of CardioNet’s MCOTTM technology.

“In addition to the unexpected Highmark reimbursement cut, earnings in Q3 reflect certain incremental investments aimed at building market share and supporting the larger selling organization.  Bad debt continues to negatively impact earnings and we are taking aggressive steps to address this issue.  The bad debt issue is partly attributable to the billing and collections practices stemming from the Company’s entrepreneurial past which have taken longer than expected to correct.  In 2009, CardioNet reorganized the billing and collections area and has recently rebilled 100% of the net receivables over 120 days.  As a result of our efforts, we are now seeing favorable trends with our current receivables.  Despite this progress, we remain unsatisfied with the results to date.  Therefore, we recently moved the entire revenue cycle organization, from order entry to collections, under one management team creating a structure for improved transaction flow and enhanced productivity.  We also engaged an outside collections firm to focus on older receivables and implemented an electronic revenue cycle management platform, transitioning from a largely paper-based billing system.

“To summarize, the CardioNet MCOTTM technology continues to provide outstanding clinical value to physicians and patients.  Our volume growth and success against competitors clearly demonstrate that point.  Receivables and collections have taken longer than anticipated to correct but specific actions have been taken as discussed.  All of that said the most significant matter affecting CardioNet is the unexpected decrease in reimbursement by Highmark, which has negatively impacted profitability and, without significant restructuring, has put the Company and MCOTTM technology in jeopardy.  All stakeholders should know that we are taking every step necessary to address these issues while we simultaneously pursue technology advancements and strategic options that will ensure physicians and patients continued access to CardioNet’s revolutionary technology.  CardioNet’s strong cash position and lack of debt provides us with time to effect these changes.  I would anticipate that, as developments warrant, we will communicate with stakeholders to provide an update on our efforts and the outlook for CardioNet’s future.”

Financial Results

Revenues for the third quarter of 2009 increased to $33.3 million compared to $31.2 million in the third quarter of 2008, an increase of $2.1 million, or 6.8%.  For the third quarter, the Company’s payor mix was 38% Medicare and 62% commercial.  While the increased patient volume drove additional revenue, it was offset by the September 1, 2009 decrease in Medicare reimbursement as well as the declining commercial reimbursement trends as disclosed in the Company’s June 30, 2009 press release.  Gross profit increased to $21.5 million in the third quarter of 2009, or 64.5% of revenues, compared to $21.2 million in the third quarter of 2008, or 67.9% of revenues.

On a GAAP basis, operating loss was $5.9 million in the third quarter of 2009 compared to operating income of $1.4 million in the third quarter of 2008. Excluding $1.3 million of expense primarily related to restructuring, adjusted operating loss was $4.6 million in the third quarter of 2009. This compares to adjusted operating income of $4.3 million in the third quarter of 2008, which excludes $2.9 million of expense related to the integration of PDSHeart and other restructuring efforts in the prior year period.

On a GAAP basis, net loss for the third quarter of 2009 was $5.4 million, or a loss of $0.23 per diluted share, compared to net income of $1.0 million, or $0.04 per diluted share, for the third quarter of 2008.  Adjusted net loss for the third quarter of 2009 was $2.4 million, or a loss of $0.10 per diluted share, excluding expenses primarily related to restructuring. This compares to adjusted net income of $2.6 million, or $0.11 per diluted share, for the third quarter of 2008, which excludes the impact of integration, restructuring and other nonrecurring charges.

Revenues for the nine months ended September 30, 2009 increased to $107.3 million compared to $86.0 million in the comparable period in the prior year.  For the nine months of 2009, gross profit increased to $71.7 million, or 66.8% of revenues, compared to $56.7 million, or 65.9% of revenues, in the comparable period in the prior year.

On a GAAP basis, operating loss for the first nine months of the year was $5.1 million compared to operating income of $3.3 million in the comparable period in the prior year.  Excluding $4.5 million of expense related to restructuring and costs incurred in connection with the since-terminated merger agreement to acquire Biotel Inc., adjusted operating loss was $0.7 million in the first nine months of 2009.  This compares to adjusted operating income of $8.1 million in the first nine months of 2008, which excludes $4.8 million of integration, restructuring and other nonrecurring charges.

Net loss for the first nine months of 2009 was $4.6 million, or a loss of $0.19 per diluted share, compared to net income of $2.3 million, or $0.10 per diluted share, for the first nine months of 2008.  Adjusted net loss for the first nine months of 2009 was $0.1 million excluding expenses related to restructuring and costs incurred in connection with the since-terminated merger agreement to acquire Biotel Inc.  This compares to adjusted net income of $5.0 million, or $0.23 per diluted share, for the first nine months of 2008, which excludes the impact of integration, restructuring and other nonrecurring charges.

On a GAAP basis, net loss available to common shareholders, which is derived by reducing net income by the accrued dividends and accretion on mandatorily redeemable convertible preferred stock was a loss of $4.6 million, or a loss of $0.19 per diluted share, for the nine month period ended September 30, 2009, compared to a net loss of $0.3 million, or a loss of $0.02 per diluted share, for the same period last year.  The mandatorily redeemable convertible preferred stock, which was issued in part to finance the March 2007 PDSHeart acquisition, was converted to common stock in connection with CardioNet’s March 2008 initial public offering.

Marty Galvan, CardioNet’s Chief Financial Officer, commented: “While our patient volume in the quarter increased by 47% over the prior year, our total revenue grew by 7%.  This rate of revenue growth reflects the impact of lower commercial rates as well as the September 1, 2009 reduction in Medicare reimbursement to $754.

“As Randy noted, our accounts receivables continue to be a challenge and our days sales outstanding (“DSO”) grew to 138 days in the quarter.  This increase was largely driven by our older receivables.  In order to prevent these issues in the future, we are currently implementing new processes for greater effectiveness and efficiency.  To assist in our efforts to collect these older receivables, we have recently retained the services of an outside collections firm to directly manage collections in relation to specific accounts.

“We are beginning to see the positive impact of the increased focus on accounts receivable with third quarter collections up 49% over the third quarter of 2008 and up 9% over the second quarter.   Collections outpaced our revenue growth of 7% over the third quarter of 2008 and the revenue decline as compared to the second quarter.  To build on these positive trends, we are implementing an electronic solution provided by Emdeon which will automate key functions throughout the revenue cycle and which will streamline our interactions with the payors.  We expect to have this system fully implemented by mid-November.

“At this point, we believe that we are fully reserved for uncollectable receivables and we remain optimistic about our ability to positively impact our receivables and DSO by year-end based on the implementation of streamlined processes and continuing positive collection trends.

“During the quarter, we implemented a restructuring program aimed at reducing support costs and driving efficiencies without impacting patient care or physician support.  As part of the program, we closed one of the legacy PDS facilities, allowing us to consolidate several monitoring groups into one location, driving operational synergies.  The cost savings are expected to reach approximately $8 million in 2010.

“Despite the reimbursement challenges facing CardioNet, we continue to have a strong balance sheet with $43 million in cash and no debt.  We continue to invest in the Company and our devices with capital spending of $5.1 million in the quarter.”

Conference Call

CardioNet has suspended its investor calls.  Should the Company determine to recommence these calls in the future, it will so announce.

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOT™). More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This press release includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, our efforts to address the operational issues and strategic options described in this press release, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, changes to reimbursement levels for our products, the continued consolidation of payors, acceptance of our new products and services and patent protection and litigation. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	September 30, 2009	September 30, 2008

Revenues	$33,340	$31,223
Cost of revenues	11,829	10,014
Gross profit	21,511	21,209
Gross profit %	64.5%	67.9%

Operating expenses:
General and administrative expense	15,165	10,511
Sales and marketing expense	9,562	5,216
Research and development expense	1,325	943
Amortization of intangibles	215	246
Integration, restructuring and other charges	1,150	2,859
Total operating expenses	27,417	19,775

Operating income (loss)	(5,906)	1,434
Interest income, net	10	323

Income (loss) before income taxes	(5,896)	1,757
(Provision) benefit from income taxes	474	(770)
Net income (loss)	$(5,422)	$987

Earnings (loss) per Share:
Basic	$(0.23)	$0.04
Diluted	$(0.23)	$0.04

Weighted Average Shares Outstanding:
Basic	23,813	23,171
Diluted	23,813	24,039

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Nine Months Ended
	(unaudited)
	September 30, 2009	September 30, 2008

Revenues	$107,324	$86,026
Cost of revenues	35,661	29,367
Gross profit	71,663	56,659
Gross profit %	66.8%	65.9%

Operating expenses:
General and administrative expense	43,172	29,101
Sales and marketing expense	25,548	15,743
Research and development expense	4,310	3,015
Amortization of intangibles	668	738
Integration, restructuring and other charges	3,109	4,775
Total operating expenses	76,807	53,372

Operating income (loss)	(5,144)	3,287
Interest income, net	168	702

Income (loss) before income taxes	(4,976)	3,989
Provision for income taxes	395	(1,710)
Net income (loss)	$(4,581)	$2,279
Dividends on and accretion of mandatorily redeemable convertible preferred stock	—	(2,597)
Net income (loss) available to common shareholders	$(4,581)	$(318)

Earnings (loss) per Share:
Basic	$(0.19)	$(0.02)
Diluted	$(0.19)	$(0.02)

Weighted Average Shares Outstanding:
Basic	23,742	16,644
Diluted	23,742	16,644

The following table presents detail of the stock based compensation expense that is included in each functional line item in the Condensed Statements of Operations above (000’s):

Stock based compensation expense

(In Thousands)

	Three Months Ended
	(unaudited)
	September 30, 2009	September 30, 2008

Stock based compensation expense included in:
Cost of revenues	$23	$8
Research and development expense	19	18
General and administrative expense	1,539	807
Sales and marketing expense	115	125
Integration, restructuring and other charges	—	768

Total stock based compensation expense	$1,696	$1,726

Stock based compensation expense

(In Thousands)

	Nine Months Ended
	(unaudited)
	September 30, 2009	September 30, 2008

Stock based compensation expense included in:
Cost of revenues	$77	$23
Research and development expense	65	50
General and administrative expense	4,926	1,230
Sales and marketing expense	390	363
Integration, restructuring and other charges	—	768

Total stock based compensation expense	$5,458	$2,434

Summary Consolidated Balance Sheet Data

(In Thousands)

	September 30, 2009	December 31, 2008
	(unaudited)

Cash and cash equivalents	$42,873	$58,171
Accounts receivable, net	49,393	39,431
Working capital	80,248	84,003
Total assets	169,018	165,773
Total debt	—	72
Total shareholders’ equity	154,072	150,117

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	September 30, 2009	September 30, 2008

Operating income (loss) – GAAP	$(5,906)	$1,434

Nonrecurring charges (a)	1,290	2,859

Adjusted operating income (loss)	$(4,616)	$4,293

Net income (loss) available to common shareholders – GAAP	$(5,422)	$987

Nonrecurring charges (net of income taxes of ($352) and $1,253, respectively) (a)	1,642	1,606

Adjusted net income (loss)	$(3,780)	$2,593

Expected impact of NOL utilization	1,337	—

Adjusted net income (loss) excluding NOL utilization	$(2,443)	$2,593

Diluted earnings (loss) available to common shareholders per basic and diluted share – GAAP	$(0.23)	$0.04

Nonrecurring charges per share (a)	0.07	0.07

Adjusted earnings (loss) per diluted share	$(0.16)	$0.11

Expected impact of NOL utilization	0.06	—

Adjusted earnings (loss) per diluted share excluding NOL utilization	$(0.10)	$0.11

(a)          In the third quarter of 2009, we incurred $0.1 million of costs in connection with the since-terminated definitive merger agreement to acquire Biotel, Inc. and $1.2 million of integration, restructuring and other charges.  In the third quarter of 2008, we incurred $2.9 million of integration, restructuring and other charges.

	Nine Months Ended
	(unaudited)
	September 30, 2009	September 30, 2008

Operating income (loss) – GAAP	$(5,144)	$3,287

Nonrecurring charges (a)	4,478	4,775

Adjusted operating income (loss)	$(666)	$8,062

Net income (loss) available to common shareholders – GAAP	$(4,581)	$(318)

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	2,597

Net income (loss)	$(4,581)	$2,279

Nonrecurring charges (net of income taxes of $0 and $2,047 respectively) (a)	4,478	2,728

Adjusted net income (loss)	$(103)	$5,007

Expected impact of NOL utilization	—	—

Adjusted net income (loss) excluding NOL utilization	$(103)	$5,007

Income (loss) available to common shareholders per basic and diluted share – GAAP	$(0.19)	$(0.02)

Dividends on and accretion of mandatorily redeemable convertible preferred stock which converted to common stock in the first quarter of 2008	—	0.12

Diluted earnings (loss) per share	$(0.19)	$0.10

Nonrecurring charges per share (a)	0.19	0.13

Adjusted earnings (loss) per diluted share	$(0.00)	$0.23

Expected impact of NOL utilization	—	—

Adjusted earnings (loss) per diluted share excluding NOL utilization	$(0.00)	$0.23

(a)          In the first nine months of 2009, we incurred $0.9 million of costs in connection with the since-terminated definitive merger agreement to acquire Biotel, Inc., $0.5 million for special bonus paid to incoming CEO and $3.1 million of integration, restructuring and other charges.  In the first nine months of 2008, we incurred $4.8 million of integration, restructuring and other charges.